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                                                               EXHIBIT 9(b)(i)
                                                     DATED:  FEBRUARY 12, 1997

                                   SCHEDULE C
                                     TO THE
                  FUND ACCOUNTING AND TRANSFER AGENCY AGREEMENT
                      BETWEEN THE PARKSTONE ADVANTAGE FUND

                          AND BISYS FUND SERVICES, L.P.
                               DATED JULY 1, 1996

FUND ACCOUNTING
---------------

     1. Each Fund shall pay an annual base fee of $10,000 payable in equal monthly installments.

     2. Each money market Fund shall pay an additional annual fee of 0.016% of the average daily net assets of each portfolio payable monthly.

     3. Each variable net asset value Fund, except for the International Discovery Fund, shall pay an additional annual fee of 0.022% of the average daily net assets of each portfolio payable monthly.

     4. The International Discovery Fund shall pay an additional annual fee of 0.035% of the average daily net assets of such portfolio payable monthly.

TRANSFER AGENCY
---------------

         Each Fund shall pay an annual base fee of $15,000 payable in equal monthly installments.

THE PARKSTONE ADVANTAGE FUND                  BISYS FUND SERVICES, L.P.

BY:  /s/ SCOTT A. ENGLEHART                   BY:  /s/ STEPHEN G. MINTOS
   ---------------------------------------       ------------------------------
         SCOTT A. ENGLEHART                          STEPHEN G. MINTOS
         PRESIDENT                                   EXECUTIVE VICE PRESIDENT